Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPRESSCO PARTNERS, L.P.
ANNOUNCES APPOINTMENT OF D. FRANK HARRISON AS DIRECTOR

Oklahoma City, Oklahoma (April 20, 2012) – Compressco Partners, L.P. (NASDAQ: GSJK) announced today that the board of directors of its general partner, Compressco Partners GP Inc. (the General Partner) has appointed D. Frank Harrison to serve on its board of directors. Mr. Harrison will serve as an independent director, as Chairman of the Conflicts Committee of the board, and as a member of the Audit Committee of the board.

Ronald J. Foster, President and a director of the General Partner, stated, “We are extremely pleased to be adding Frank Harrison to our board of directors. Frank’s 34 years of involvement in the oil and gas industry will be a valuable resource for our board. Most recently Frank served as the chief executive officer (since 2005) and chairman of the board (since 2007) of Bronco Drilling Company, an Oklahoma-based public company conducting a contract drilling and well service business, until Bronco was acquired by Chesapeake Energy in 2010.”

Compressco Partners is a provider of wellhead compression-based production enhancement services to a broad base of natural gas and oil exploration and production companies operating throughout most of the onshore producing regions of the United States, and has significant operations in Mexico and Canada and a growing presence in certain countries in South America, Eastern Europe and the Asia-Pacific region. Compressco Partners is managed by Compressco Partners GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Contact:

Compressco Partners, L.P., Oklahoma City, Oklahoma
Ronald J. Foster, 405/677-0221
Fax: 405/619-9244
www.compressco.com